Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                                    Contact:                      David M. Findlay
                                                                                                                                                                             President and
                                                                                                                                                                             Chief Executive Officer
                                                                                                                                                                             (574) 267-9197
                                                                                                                                                                             david.findlay@lakecitybank.com

Lake City Bank Parent Announces

11% Increase in Quarterly Dividend

Warsaw, Indiana (April 9, 2014) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the first quarter of 2014 of $0.21 per share, payable on May 5, 2014 to shareholders of record as of April 25, 2014. The quarterly dividend represents an 11% increase over the quarterly dividends paid in 2013.

Lake City Bank, a $3.2 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 46 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.